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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share


Net earnings for earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings available to common stock and dividing this amount by the weighted average number of common stock outstanding during the period.

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

                                                       For the             For the               For the              For the
                                                       Quarter             Quarter             Nine Months            Period
                                                        ended               ended                 ended                ended
                                                     September 30,       September 30,         September 30,        September 30,
                                                         1999                1998                  1999                 1998
                                                   -----------------    ---------------      ----------------      --------------
Net Earnings                                          $   1,880            $   1,865            $   5,284            $   4,298
Less: preferred stock dividends                           1,222                1,222                3,666                2,927
                                                   -----------------    ---------------      ----------------      --------------
Net income available to common stock                  $     658            $     643            $   1,618            $   1,371
                                                   =================    ===============      ================      ==============

Average common shares outstanding                     1,000,000            1,000,000            1,000,000              774,858

Net earnings per share - basic                        $    0.66            $    0.64            $    1.62            $    1.77

Net earnings per share - diluted                      $    0.66            $    0.64            $    1.62            $    1.77
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